Exhibit 99

             Dillard's Offers Two Holiday CDs to Benefit
                  Ronald McDonald House Charities(R)

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    http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5538242

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 6, 2007--Dillard's (NYSE:
DDS)is pleased to announce its continuing commitment to Ronald McDonald House Charities (RMHC(R)). Since 1994 Dillard's has assisted RMHC with a fundraiser designed to support its Ronald McDonald House(R) program, which provides families with seriously ill children a home away from home while their children are receiving treatment at nearby hospitals.

    This year, in order to appeal to a broad range of musical tastes, Dillard's has produced two CDs of holiday favorites entitled Give a Little, Get a Lot. to benefit RMHC(R). One CD features contemporary artists and the other has country artists. The contemporary CD has songs ranging from "Joy to the World" performed by Jewel to "Hey Santa" sung by Chris Isaak. The country CD has exceptional interpretations of Christmas songs by country greats such as Clay Walker and Travis Tritt.

    Both CDs will be available for just $7.00 each in 330 Dillard's stores as well as online at www.dillards.com. Proceeds from the sale of the CDs will go to benefit local houses operated by Ronald McDonald House Charities(R) in Dillard's markets. To purchase the CDs online, please follow this link:
http://www.dillards.com/endeca/EndecaStartServlet?Ntt=HXC967+OR+
HXC966&Ntk=all&Ntx=mode+matchboolean&N=1000450 (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

    For the second year in a row the multi-talented Reba McEntire has lent her many gifts to promote this Dillard's holiday fundraiser in support of the Ronald McDonald House Charities(R). With accomplishments ranging from being named Billboard's first ever Woman of the Year in 2007, her very successful line of clothing and a music career spanning two decades, Reba has earned accolades ranging from 15 American Music Awards, 7 Country Music Association awards to 2 Grammy's. Dillard's is delighted to have her assistance.

    As part of her commitment to help Dillard's in its long-standing support of RMHC(R), Reba will appear in television and voice radio public service announcements in all Dillard's markets. The PSAs will encourage consumers to purchase the CDs knowing they are going to help provide the year-round support that the Ronald McDonald Houses need.

    Now in its 14th year of support, Dillard's has raised almost $3.8 million to benefit RMHC(R). "All of us at Dillard's are so proud to once again assist Ronald McDonald Houses in our communities with the work they do that gives such strength, encouragement and hope to families during very trying times." said Denise Mahaffy, Vice President of Advertising for Dillard's.

    About Ronald McDonald House Charities

    Ronald McDonald House Charities, a non-profit 501(c)3 corporation, creates, funds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House(R), Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $440 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

    About Dillard's

    Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com

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http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5538242

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965